Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

ASSET PURCHASE AGREEMENT

BETWEEN

VYNE THERAPEUTICS INC.

AND

JOURNEY MEDICAL CORPORATION

DATED AS OF

January 12, 2022

TABLE OF CONTENTS

i

ii

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	IP Assignment Agreement
Exhibit D	Transferred Contracts
Exhibit E	Transition Services Agreement
Exhibit F-1	Seller FDA Letter
Exhibit F-2	Buyer FDA Letter

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 12, 2022, is made by and between Journey Medical Corporation, a Delaware corporation (“Buyer”), and VYNE Therapeutics Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller and its Affiliates sell the pharmaceutical products that currently are marketed for sale to consumers under the trademarks Amzeeq® and Zilxi®, and in connection therewith, operates the Business (as defined herein); and

WHEREAS, on the date hereof, Seller wishes to sell, and cause its Affiliates to sell, to Buyer, and Buyer wishes to (a) purchase from Seller and its Affiliates the Transferred Assets (as defined herein) and (b) assume the Assumed Liabilities (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1.            Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person (and for this purpose, the term control means the power to direct the management and policies of a Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreement, the Confidentiality Agreement, the Transition Services Agreement and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Auditors” has the meaning set forth in Section 3.2(d)(iii).

“Bill of Sale” means the Bill of Sale, in the form attached hereto as Exhibit B.

“Business” means (a) the commercialization, manufacturing, packaging, distributing, marketing, storing, managing, importing, exporting and selling of the Products as conducted by Seller as of the Closing Date and (b) the development of the (i) Development Products or (ii) the Products.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are permitted or required to close by applicable Law.

“Buyer” has the meaning set forth in the preamble.

“Buyer Allocation Statement” has the meaning set forth in Section 7.7(e).

“Buyer Fundamental Representations” means the representations and warranties made in Section 6.1 (Buyer’s Organization; Good Standing), Section 6.2 (Authority; Enforceability), Section 6.3(ii) (No Conflict) and Section 6.7 (No Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Calendar Quarter” shall mean the three (3)-month period commencing on January 1, April 1, July 1, and October 1 during a given Calendar Year (defined below).

“Calendar Year” shall mean the twelve (12)-month period commencing on January 1 and ending on December 31 of a given year.

“Closing” and “Closing Date” have the respective meanings set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 7.1.

“Contract” means any written legally binding contract, subcontract, agreement, instrument, lease, license, commitment, sale and purchase order, or other instrument, arrangement or understanding of any kind, together with amendments, modifications and supplements thereto.

“Control” means, with respect to any document, information, material or intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to sell, transfer or assign or grant a license, sublicense or other right (including the right to reference any regulatory documentation) to or under such document, information, material, or intellectual property right to the extent permitted under applicable law and as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Covers” means, with respect to a Patent and a thing or method, such as a referenced product, activity or service, that such Patent would be infringed by the unauthorized making, use, sale, offer for sale, sale, copying, distribution, display, practice, performance, import, export, lease or other disposition, of such thing or method.

“COVID-19” means COVID-19 or SARS-COV-2, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, safety or similar Law, directive, guidelines or recommendations promulgated, ordered or made by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any Law passed by any Governmental Authority in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act of 2020 and the Families First Coronavirus Response Act of 2020 (FFCRA).

“Cutia Parties” has the meaning set forth in Section 3.2(f).

“Development Products” means the FCD105 Product and any other product (other than Amzeeq or Zilxi) that is Covered by the Patents, and in each case, any reformulation, improvement, enhancement, combination, refinement, supplement or modification thereof and any and all forms, presentations, doses and formulations of the foregoing.

“Encumbrance” means, any mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any kind, in each case, excluding licenses of or other grants of rights to use or obligations with respect to Intellectual Property.

“Enforceability Exceptions” has the meaning set forth in Section 5.2.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Contracts” has the meaning set forth in Section 2.2(b)(x).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.

“FCD105 Product” means the investigational product known as “FCD105” with IND 136769, and any reformulation, improvement, enhancement, combination, refinement, supplement or modification thereof and any and all forms, presentations, doses and formulations of the foregoing.

“FDA” means the U.S. Food and Drug Administration.

“Final Allocation Statement” has the meaning set forth in Section 7.7(e).

“Governmental Authority” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, legislative, judicial, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Intellectual Property” means all intellectual property (including all worldwide rights, title and interests associated with or arising out of such intellectual property) that is Controlled by Seller or any of its Affiliates as of the Closing Date and that (a) is used in the Business as of the Closing Date, or (b) otherwise Covers, the Business, the Products or the Development Products, including: (i) the Patents; (ii) the Know-How; (iii) the Trademarks and Domain Names and (iv) rights in works of authorship (including advertisements and publications), copyrights, software, database rights, including registrations, applications, renewals and extensions of any or all of the foregoing.

“Interest Rate” has the meaning set forth in Section 3.2(a).

“IRS” means the United States Internal Revenue Service.

“Inventory” means all inventories, wherever located, including all supplies, raw materials, bulk drug substances, work-in-progress, Product packaged, labeled and ready for distribution and sale in finished form and packaging and labeling materials, in each case, exclusively related to the Business, the Products or the Development Products.

“IP Assignment Agreement” means the IP assignment agreement, in the form attached hereto as Exhibit C.

“Know-How” means all existing and available technical information, know-how and data, including, but not limited to, inventions (whether patentable or not), patent disclosures, discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data, in each case, to the extent relating to the Products or the Development Products.

“Knowledge” means, with respect to Seller, the actual knowledge after a reasonable inquiry under the circumstances of the applicable Person listed in Schedule 1.1, and with respect to Buyer, the actual knowledge after a reasonable inquiry under the circumstances of Claude Maraoui and Ramsey Alloush; provided that, for clarity, with respect to intellectual property, such inquiry is not required to include freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel.

“Law” means any applicable law, judgment, order, decree, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority.

“Liability” means any debt, liability, claim, expense, commitment or obligation of whatever kind, whether direct or indirect, accrued or fixed, absolute or contingent, matured or not or determined or determinable.

“Licensed Intellectual Property” means all Intellectual Property that is Controlled, but not owned (in whole or in part) by Seller or any of its Affiliates as of the Closing Date.

“Losses” means any and all damages, losses, Liabilities, judgments, penalties, costs and expenses actually suffered or incurred and paid (including reasonable legal fees and expenses incurred in investigating and/or prosecuting any claim for indemnification).

“Material Adverse Effect” means a material adverse effect on the assets of Seller, liabilities of Seller, Business (as currently conducted by Seller, as of the date of this Agreement), or financial condition or results of operations of the Business; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances affecting (i) the U.S. or any other country or jurisdiction in which the Business or Seller operates or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which the Business or Seller operates or globally or (iii) any operating, business, regulatory or other conditions in the industry generally in which the Business or Seller or any customer thereof operates or in which products or services of the Business are used or distributed, (b) the negotiation, pendency, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, including adverse effects related to compliance with the covenants or agreements contained herein, the failure to take any action as a result of any restrictions or prohibitions set forth herein or the identity of Buyer or its Affiliates, and any adverse effect proximately caused by (i) shortfalls or declines in revenue, margins or profitability, (ii) threatened or actual loss of, or disruption in, any customer, supplier, vendor, employee or landlord relationships or (iii) loss of any personnel except to the extent such effects arise out of breaches by Seller of their obligations under this Agreement or the other agreements entered into in connection herewith, (c) the taking of any specific action, or refraining from taking any specific action, in each case at the request of Buyer or as expressly required by this Agreement, (d) a breach of this Agreement or any Ancillary Agreement by Buyer, (e) any adoption, implementation, repeal, modification, reinterpretation or proposal of any applicable Law or U.S. GAAP, or accounting principles, practices or policies that Seller required to adopt, or the enforcement or interpretation thereof, (f) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, cyber-attack or malware attack, pandemic (including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations, of COVID-19 or related disease outbreaks, epidemics or pandemics), natural disaster, fire, flood, hurricane, tornado, or other weather event, (g) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, and (h) any failure of Seller to meet any internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that any events underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred), shall not, in any such case, constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided further, that, in the case of clause (a), the event or circumstance referred to therein shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event or circumstance has a disproportionate effect on Seller, as compared to other participants in the industries in which Seller conducts the Business.

“Milestone” has the meaning set forth in Section 3.2(a).

“Milestone Notice” has the meaning set forth in Section 3.2(a).

“Milestone Payment” has the meaning set forth in Section 3.2(a).

“Milestone Payment Date” has the meaning set forth in Section 3.2(a).

“Milestone Product Parties” means, collectively, (a) Buyer, its Affiliates and/or its or their respective partners, licensees, and/or sublicensees, (b) any other Person who is granted, receives or otherwise is transferred rights for the development, manufacturing and/or commercialization of any Milestone Products, (c) any other Person that has been delegated responsibility for achieving a milestone for which a Milestone Payment must be paid, and (d) any assignees and successors of any of the foregoing (a) through (c) with respect to rights to a Milestone Product (each, an “Milestone Product Party”).

“Milestone Products” means the Products, the FCD105 Product and any other Development Product.

“NDC Number” means a national drug code as issued by the FDA.

“Net Sales” has the meaning set forth in Section 3.2(f)(i).

“Non-Exclusive Transferred Intellectual Property” means Transferred Intellectual Property but excluding (a) the Patents, (b) the Trademarks, (c) the Domain Names, and (d) any Transferred Intellectual Property that is exclusively used and held for use with the Products, the Development Products, or the Business.

“Ordinary Course of Business” means the ordinary course of business through the date hereof consistent with past practice, giving effect to any adjustments and modifications thereto reasonably necessary or reasonably taken in response to or as a result of the COVID-19 pandemic, including any COVID-19 Measures. Notwithstanding anything contrary contained herein, the definition of Ordinary Course of Business shall not include: “channel stuffing”, discounting products beyond what is commercially reasonable and consistent with past practice, acting in bad faith or otherwise, what is contrary to the intent of this Agreement.

“Party” or “Parties” means the Parties to this Agreement.

“Patents” means (a) the patent applications or patents listed in Schedule 5.13(a); (b) any continuations, divisionals, or other patent applications that claim priority to any of the patent applications or patents listed in Schedule 5.13(a) or that share a common claim of priority therewith; (c) any patents issuing on any such patent applications (of either clauses (a) or (b)); (d) any substitutions, reexaminations, registrations, corrections, additions, confirmation patents, revivals, and/or any similar modifications of any such patents in clause (c) or listed in Schedule 5.13(a); (e) any extensions (including pediatric exclusivity, patent term extension, and supplementary patent certificate extensions), and/or restorations of such patents (referenced in clause (d)), including all rights in any such patent applications or patents (in clauses (a)-(e)), in each case, whether domestic or foreign, including all rights of priority, rights to file and prosecute, and the like.

“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Regulatory Authority or other Governmental Authority, including Regulatory Approvals.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes that are not yet due or payable; (b) Encumbrances that do not materially impair the ownership or use of assets to which they relate; (c) Encumbrances imposed by applicable Law (including materialmen’s, mechanics’, carriers’, workmens’ and repairmen’s liens and transfer restrictions imposed by national, federal or state securities laws); (d) Encumbrances imposed in the Ordinary Course of Business which are not yet due and payable, which are being contested in good faith or which are securing obligations or liabilities that are not material to the applicable Transferred Asset; (e) pledges or deposits to secure obligations under applicable Law to secure public or statutory obligations; (f) liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; and (g) other Encumbrances that do not, and would not reasonably be expected to, materially detract from the value of any of the applicable asset, right or property or which do not materially interfere with the use of the applicable asset, right or property as currently used.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Personal Information” means any information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“PIV Challenge” has the meaning set forth in Section 2.3(a)(iii).

“Proceeding” means any civil, criminal, judicial, administrative or arbitral actions, suits, hearings, litigation, proceedings (public or private), claims, investigations by or before a Governmental Authority.

“Products” means the Molecule Stabilizing Technology™ franchise and platform, including (i) AMZEEQ (minocycline) topical foam, 4%, approved by FDA under the Amzeeq® NDA and currently marketed for sale to consumers as Amzeeq® (such product, including, for clarity, as marketed and sold throughout the world for any and all indications and under any and all names, and including any reformulation [***], improvement, enhancement, [***], refinement, or modification thereof, and any supplement to the Amzeeq® NDA to reflect any of the foregoing, “Amzeeq”) and (ii) ZILXI (minocycline) topical foam, 1.5% approved by FDA under the Zilxi® NDA and currently marketed for sale to consumers as Zilxi® (such product, including, for clarity, as marketed and sold throughout the world for any and all indications and under any and all names, and including any reformulation [***], improvement, enhancement, [***], refinement, or modification thereof, and any supplement to the Zilxi® NDA to reflect any of the foregoing, “Zilxi”).

“Product Liabilities” means all claims, Liabilities and Proceedings related to or arising from actual or alleged harm, injury, damage or death to Persons, or damage to property or businesses, including the Business, irrespective of the legal theory asserted, and resulting from or alleged to result from the use, sale or manufacture of any of the Products or the Development Products.

“Product NDAs” means (i) Application Number 212379, as filed with the FDA and approved on October 18, 2019 (the “Amzeeq® NDA”) and (ii) Application Number 213690, as filed with the FDA and approved on May 28, 2020 (the “Zilxi® NDA”), in each case, including all amendments, supplements, variations, extensions and renewals thereof through the Closing Date.

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 2.2(a)(iv).

“Regulatory Approvals” means with respect to the applicable Milestone Products in the applicable regulatory jurisdiction, all permits, licenses, certificates, approvals, clearances, or other authorizations of or recognized by the applicable Regulatory Authority necessary to conduct clinical trials of, manufacture, distribute, market, sell and/or use such Milestone Product in such regulatory jurisdiction in accordance with applicable Law (including NDAs, INDs, 510(k)s, 505(b)(2)s or their foreign equivalents, all supplements and amendments thereto, and, only to the extent required by applicable Law, pricing and reimbursement approvals).

“Regulatory Authority” means any applicable supranational, federal, foreign, national, regional, state, provincial, local or municipal regulatory agencies, departments, bureaus, commissions, councils or other Governmental Authority (including the FDA) regulating or otherwise exercising authority with respect to any of the Milestone Products.

“Representatives” means the directors, officers, employees, agents, subsidiaries or advisors (including attorneys, accountants, investment bankers, financial advisers and other consultants and advisors) of the specified party hereto.

“Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to Buyer, as supplemented or amended in accordance with this Agreement, which forms a part of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1 (Seller Organization; Good Standing), Section 5.2 (Authority; Enforceability), Section 5.3(ii) (No Conflicts), the first sentence of Section 5.5 (Title to Transferred Assets) and Section 5.9 (Brokers).

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Special Representations” means the representations and warranties of Seller set forth in Section 5.12 (Taxes) and Section 5.13 (Intellectual Property).

“Seller’s Allocation Notice” has the meaning set forth in Section 7.7(e).

“Subsidiary” means each of VYNE Pharmaceuticals Inc., a Delaware corporation, and VYNE Pharmaceuticals Ltd. (in voluntary liquidation), an Israeli corporation, each a wholly-owned subsidiary of Seller.

“Seller Taxes” means (a) all Taxes arising from or with respect to the Business or the Transferred Assets that are incurred in or attributable to any Pre-Closing Tax Period; (b) all Taxes of Seller or any Affiliate of Seller for any period; and (c) half of all Transfer Taxes.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax(es)” means (a) all U.S. federal, state, and local and non-U.S. taxes, assessments, and other governmental charges, duties, impositions, and liabilities of any kind whatsoever in the nature of taxes, including income, gross receipts, profits, franchise, license, registration, capital stock, sales, use, value added, ad valorem, property, transfer, stamp, payroll, employment, occupation, severance, unemployment, social security, excise, recapture, premium, alternative, estimated, environmental, customs, and withholding taxes, together with all interest, penalties, and additions with respect thereto, whether disputed or not and (b) any obligation to indemnify or otherwise assume or succeed to any amounts of the type described in clause (a) of any other Person, by Contract, operation of Law or otherwise.

“Tax Contest” means any Tax audit, claim, dispute, examination, investigation, or other proceeding.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund, and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to Taxes or filed or required to be filed with any Governmental Authority.

“Third Party” means any Person, other than the Parties and their Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Rights” has the meaning set forth in Section 2.4(a).

“Trademarks and Domain Names” means all trademarks, service marks, trade names, certification marks, service names, industrial designs, brand marks, trade dress rights, identifying symbols, logos, emblems, signs, or insignia (together with all goodwill therein or associated with any and all thereof, “Marks”) used by or on behalf of Seller in connection with the Products or the Business, and rights therein or directly related thereto including any trademark applications or registrations for the foregoing and any related domain names, including all of the brand names, logos, and the like, listed in Schedule 5.13(a) and any of the trademark applications, trademark registrations, and the like listed on Schedule 5.13(a), and all goodwill therein or associated with any and all thereof.

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transaction Dispute” has the meaning set forth in Section 9.11(a).

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Contracts” has the meaning set forth in Section 2.2(a)(i).

“Transferred Inventory” has the meaning set forth in Section 2.2(a)(iii).

“Transferred Records” has the meaning set forth in Section 2.2(a)(iv).

“Transferred Regulatory Documentation” has the meaning set forth in Section 2.2(a)(vii).

“Transfer Taxes” has the meaning set forth in Section 7.7(e).

“Treasury Regulations” means the regulations promulgated under the Code.

“Update Report” has the meaning set forth in Section 3.2(d)(i).

“U.S.” or “U.S.A.” means the United States of America.

“U.S. GAAP” means U. S. Generally Accepted Accounting Principles.

“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or omitted by the breaching Party with the intent of causing a breach of this Agreement.

Article II

SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1.           Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.4, at the Closing, Seller and its Affiliates shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and its Affiliates all right, title and interest of Seller and its Affiliates in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.2.            Transferred Assets; Excluded Assets.

(a)           The term “Transferred Assets” means the following assets, rights or interests of Seller or its Affiliates:

(i)            the Contracts listed in Exhibit D (the “Transferred Contracts”);

(ii)           all accounts receivable of Seller or its Affiliates relating to (A) the sale of the Products on or after the Closing Date (including, for clarity, any Product that constitutes Transferred Inventory or bears Seller’s NDC Number) or (B) the sale of the Products prior to the Closing Date, solely to the extent such Product was sold in contravention of the terms of Section 5.16;

(iii)          all Inventory in full lot increments existing as of the Closing Date, as set forth in the Inventory Statement (collectively, the “Transferred Inventory”);

(iv)          (A) originals of all books and records, including customer, supplier and consultant lists, customer relationship management data, account lists, distribution lists, sales history, development plans and life cycle management data, correspondence (in all cases, in any form or medium and existing as of the Closing Date) (collectively, “Records”), in each case, exclusively related to the Business, the Products or the Development Products, other than any Excluded Assets (collectively, the “Transferred Records”) and (B) copies of all Records related to the Business, the Products or the Development Products;

(v)           all rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands exclusively related to the Business, the Products or the Development Products;

(vi)          (A) all labeling, advertising, marketing, sales and promotional materials (including television, radio and print content and materials), point of sale materials and website content, (B) all consumer and end-user information, (C) materials used for medical education activities and medical informational services, (D) training materials, (E) healthcare provider payor and consumer market research, and (F) investigator sponsored study agreements, in each case to the extent (x) exclusively related to the Business as of the Closing and (y) transferable in compliance with applicable Law (the “Commercialization and Medical Materials”);

(vii)         all (A) applications, submissions, registrations, or notifications submitted to a Regulatory Authority with a view to the obtaining, updating or maintaining of any Regulatory Approval, in each case including any investigational medicinal product dossier to the extent relating to the Products or the Development Product (including, for clarity, INDs), (B) correspondence with or to Regulatory Authorities (including Regulatory Approval letters, minutes and official contact reports relating to any communications with any Regulatory Authorities) with respect to the assets described in clause (A) above, (C) records contained in the pharmacovigilance and study databases, all adverse drug experience or reaction reports and associated documents, investigations of adverse drug experience or reaction reports, and any other information relevant to the assessment of safety or benefit-risk ratios, including, for the avoidance of doubt, all legacy data, in each case to the extent relating to the Products or a Development Product (D) non-clinical, clinical and other files, writings, notes, studies, reports and other documents or data contained or referenced in or supporting any of the foregoing, in each case, that were acquired, developed, compiled, collected or generated by Seller or by any Third Party on behalf of Seller, in each case, to the extent used or related to the Business, or the Development Product, (E) all Regulatory Approvals for the Products, including the Product NDAs and (F) all regulatory or legal rights in any of (A)-(E) (the “Transferred Regulatory Documentation”);

(viii)        all Permits exclusively used or held for use in the conduct of the Business, the Products or the Development Products, to the extent transferable (for the avoidance of doubt, excluding any state licenses held by VYNE Pharmaceuticals Inc.);

(ix)          (x) the Patents and (y) any other Intellectual Property, including any intellectual property rights in the Products, the Development Products, Transferred Records, Commercialization and Medical Materials or the Transferred Regulatory Documentation, in each case of clause (y) as of the Closing Date, that is owned by Seller or its Affiliates and is (A) necessary to operate the Business as currently conducted and is primarily used and held for use with the Products, the Development Products or the Business or (B) exclusively used and held for use with the Products, the Development Products, or the Business (collectively, the “Transferred Intellectual Property”);

(x)            Seller’s NDC Numbers for Amzeeq and Zilxi and Seller’s FDA labeler code; and

(xi)           all goodwill associated with any of the assets described in the foregoing clauses.

(b)           Seller and Buyer expressly agree and acknowledge that the Transferred Assets will not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that is not expressly included in the definition of “Transferred Assets” in Section 2.2(a). For clarity, the “Transferred Assets” do not include the following assets, rights or interests of Seller (collectively, the “Excluded Assets”):

(i)            all personal property or personal productivity equipment (including laptops, personal computers, tablets, printers and mobile devices) used by any employees of Seller in the conduct of the Business;

(ii)           the following Records: (A) personnel records; (B) Records to the extent relating to any Excluded Asset or Excluded Liability, (C) Records (including accounting Records and Tax Returns) relating solely to Taxes paid or payable by Seller and not exclusively relating to the Transferred Assets and all financial Records relating to the conduct of the Business that form part of Seller’s general ledger or otherwise constitute accounting Records, (D) Records not exclusively related to the Business, the Products or the Development Products, (E) file copies of the Records exclusively related to the Business, the Products or the Development Products retained by Seller, provided that for copies of Transferred Records such retained Records are limited to Records (1) reasonably necessary for Seller compliance with applicable Law and (2) identified to Buyer and such retained Records are deemed Confidential Information of Buyer upon Closing, (F) sales representative call notes, (G) headquarter personnel notes and (H) all privileged materials not transferred to Buyer;

(iii)          all accounts receivable of Seller relating to sales of the Products made prior to the Closing Date, provided that such sales were made in the Ordinary Course of Business and in accordance with the terms of Section 5.16;

(iv)          all equity interests in the Subsidiaries;

(v)           all organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller and each of its Affiliates as a corporation or other entity;

(vi)          all cash and cash equivalents;

(vii)         all rights of Seller under this Agreement and the other Transaction Agreements;

(viii)        all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(ix)           all electronic email except such email that is encompassed in Transferred Records or Transferred Regulatory Documentation;

(x)            all Contracts other than the Transferred Contracts (“Excluded Contracts”);

(xi)           (A) all records and reports prepared or received by Seller in connection with the sale of the Business and the transactions contemplated hereby, including all analyses relating to the Business or Buyer so prepared or received; (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and (z) all bids and expressions of interest received from Third Parties with respect to the Business;

(xii)          (A) all real property and any buildings, improvements and fixtures thereon; and (B) all leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Seller or any of its Affiliates;

(xiii)         all intellectual property rights other than the Transferred Intellectual Property;

(xiv)         Non-Transferable Assets, subject to Section 2.4; and

(xv)          all computer hardware and networks owned by Seller.

(c)           License to Buyer. Seller hereby grants to Buyer an exclusive (with respect to business operations related to the Business, the Products or the Development Products as of the Closing, and in any other respect, nonexclusive), transferrable (but solely in connection with a sale of all or substantially all of the assets related to the Business), sublicensable (through multiple tiers, but in each case, solely within the scope of the license to Buyer), worldwide, perpetual, irrevocable, paid-up and royalty-free license under the Intellectual Property (other than the Transferred Intellectual Property) as of the Closing (including any intellectual property rights therein, but excluding any Marks) for Buyer’s use in connection with its business operations related to the Business, the Products or the Development Products.

(d)           License to Seller. Buyer hereby grants to Seller a nonexclusive, transferrable (but solely in connection with a sale of all or substantially all of the assets related to a product or line of business), sublicensable (through multiple tiers, but in each case, solely within the scope of the license to Seller and only to a third party that is not then-currently commercializing a product that directly competes with the Products or the Development Products), worldwide, perpetual, irrevocable, paid-up and royalty-free license under any Non-Exclusive Transferred Intellectual Property for Seller’s use in connection with its business operations as of the Closing and extensions and evolutions thereof but excluding any operations related to the Business, the Products or the Development Products. For clarity, Seller shall have no right to enforce any Non-Exclusive Transferred Intellectual Property against any third party that may be misappropriating or infringing such Non-Exclusive Transferred Intellectual Property.

Section 2.3.            Assumption of Certain Liabilities and Obligations.

(a)           Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, effective as of the Closing, Buyer shall assume, become responsible for, and thereafter timely pay, perform and otherwise discharge, in accordance with their respective terms, all Liabilities, to the extent arising out of or in connection with or related to the Business, the Products or a Development Product occurring on or after the Closing Date (whether accrued or unaccrued, fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date), including the following Liabilities (collectively, the “Assumed Liabilities”):

(i)            subject to Section 2.3(a)(iii), all Liabilities arising from any patent infringement claim or Proceeding brought by any Third Party, including any Governmental Authority, on or after the Closing, in all cases including such Liabilities related to the Products sold on or after the Closing by or on behalf of Seller or Buyer or its Affiliates, as applicable other than the PIV Challenge;

(ii)           all Liabilities arising from any Governmental Authority action or notification filed by a Governmental Authority initiated on or after the Closing related to Products sold on or after the Closing by Seller or by or on behalf of Buyer or its Affiliates, as applicable;

(iii)          the Paragraph IV challenge under the Hatch-Waxman Act filed by Padagis Israel Pharmaceuticals Ltd. and all Liabilities related thereto or with respect to any Abbreviated New Drug Applications, Proceedings, claims, counterclaims, complaints or defenses related thereto, including such Abbreviated New Drug Applications, Proceedings, claims, counterclaims or complaints set forth in Schedule 5.6, filed, made or otherwise initiated on or after the date hereof (the “PIV Challenge”);

(iv)          the patent opposition against VYNE’s EP 2482788 in Europe, the patent opposition against VYNE’s 882/KOLNP/212 in India and any patent opposition or other similar Proceedings, claims, counterclaims, complaints or defenses filed, made or otherwise initiated on or after the date hereof;

(v)           the patent cancellation applications filed by Padagis Israel Pharmaceuticals Ltd. in Israel;

(vi)          all Liabilities arising under the Transferred Contracts, including all Liabilities for accounts payable, unaccrued expenses and similar items to the extent that they arise or are to be performed or completed on or after the Closing;

(vii)         all Liabilities arising out of or relating to the Products made, sold or otherwise exploited by or on behalf of Buyer on or after the Closing, or made prior to the Closing and comprising Transferred Inventory, including all Liabilities for product warranty service claims made or Product Liabilities incurred on or after the Closing relating to such Transferred Inventory or such Products;

(viii)        all Liabilities and obligations to suppliers for the purchase of items to the extent relating to the Business and ordered in the ordinary course of business on or prior to the Closing Date, but actually delivered to Buyer after the Closing Date;

(ix)           all accounts payable arising out of or relating to the operation or conduct of the Business on or after the Closing Date; and

(x)            any other Liability, obligation or commitment, but solely to the extent arising from the Business on or after the Closing Date or the ownership, sale, lease, use or misuse of any of the Transferred Assets or the conduct of the Business on or after the Closing Date.

(b)           Except to the extent expressly included in the Assumed Liabilities, Buyer will not assume or be responsible or liable for any Liabilities of Seller, including the following (collectively, the “Excluded Liabilities”):

(i)            all Liabilities to the extent relating to any breach of or default under any Transferred Contract by Seller prior to the Closing Date;

(ii)           all Seller Taxes;

(iii)          any Liabilities to the extent exclusively related to or arising under any Excluded Asset;

(iv)          any Liabilities to the extent related to or arising under any Excluded Contract;

(v)           any Liabilities to the extent related to any Inventory that does not constitute Transferred Inventory (which, for clarity, shall include any costs associated with the storage, handling or destruction of any such Inventory);

(vi)          any obligations of Seller under this Agreement and the Transaction Agreements;

(vii)         all accounts payable arising out of or relating to the operation or conduct of the Business prior to the Closing Date; and

(viii)        all other Liabilities of Seller to the extent relating to the conduct of the Business or ownership, lease or operation of the Transferred Assets, in each case to the extent arising prior to the Closing Date, except as otherwise set forth in the Assumed Liabilities.

Section 2.4.            Assignment of Certain Transferred Assets.

(a)           Notwithstanding the foregoing, this Agreement shall not constitute an agreement for Seller to sell, convey, assign, transfer or deliver to Buyer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom or for Buyer to purchase, acquire, or receive any Transferred Asset or to enter into or fulfill its obligations under the Transaction Agreements if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a Third Party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law. For clarity, if any Contract that would otherwise constitute a Transferred Contract, or other asset that would otherwise constitute a Transferred Asset, is not assignable or transferable as contemplated in this Section 2.4(a) (each, a “Non-Transferable Asset”), such asset shall not be deemed a Transferred Asset; provided, however, following Seller’s receipt of the relevant consent, authorization or approval, as applicable, Seller shall promptly assign or transfer to Buyer the Non-Transferable Asset, and such asset shall thereafter be deemed a “Transferred Asset” for purposes of this Agreement. Schedule 2.4(a) sets forth a list of the Non-Transferable Assets as of the date hereof.

(b)           If, on the Closing Date, any such consent, authorization or approval is not obtained, or if an attempted sale, conveyance, assignment, transfer or delivery thereof would constitute a breach or other contravention or a violation of Law, Seller will, for one hundred and twenty (120) days following the Closing Date, use commercially reasonable efforts to obtain any such consent, authorization or approval as promptly as practicable after the date hereof, and Buyer shall, and shall cause each of its applicable Affiliates to, use its commercially reasonable efforts to cooperate with Seller to obtain any such consent, authorization or approval, necessary for the sale, conveyance, assignment, transfer or delivery of any such Non-Transferable Asset to Buyer, and upon receipt of such consent, authorization or approval, Seller shall promptly assign or transfer to Buyer such Non-Transferable Asset. Prior to having the ability to convey a Non-Transferable Asset as provided in this Section 2.4(b), Seller and Buyer will cooperate and use commercially reasonable efforts to obtain a mutually acceptable arrangement under which Buyer (and/or its Affiliates) would, in compliance with Law and the terms of the applicable Non-Transferable Asset, obtain the benefits of, and assume the obligations and bear the economic burdens associated with, such Non-Transferable Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer (and/or its Affiliates), or under which Seller would (i) enforce for the benefit of Buyer (and/or its Affiliates) any and all of its or their rights against a Third Party (including any Governmental Authority) associated with such Non-Transferable Asset, claim, right or benefit (collectively, “Third Party Rights”), and (ii) promptly pay to Buyer (and/or its Affiliates), when received, all monies received by it or them under any such Non-Transferable Asset, claim, right or benefit, and Buyer (and/or its Affiliates) would assume the obligations and bear the economic burdens associated therewith (provided that in no event shall Seller be required to take any action that would result in any additional economic obligations or other requirements applicable to Seller). In the event that Seller remains unable to convey such Non-Transferable Asset after using such commercially reasonable efforts to do so for one hundred and twenty (120) days following the Closing Date, and during such period in which Seller attempts to obtain such consent, authorization or approval, Seller, upon Buyer’s prior written request, will cooperate with Buyer and use commercially reasonable efforts to assist Buyer in entering into a new contract or contracts with the applicable Third Party on substantially similar terms (provided that such assistance shall not include assistance by Seller with the negotiation of commercial terms between Buyer and the applicable Third Party related to such new contract or contracts) (provided further that nothing in this Section 2.4(b) shall require Seller to pay any consideration or make any concession with respect to any novation or assignment).

Section 2.5.            Delivery. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, as applicable, all of the Transferred Assets (other than any Non-Transferrable Assets), which shall be delivered to Buyer in a form and to a location to be mutually agreed between Buyer and Seller on the Closing Date at Seller’s sole cost and expense; provided that, to the extent reasonably practicable, Seller shall deliver, or cause to be delivered, to Buyer all of the Transferred Assets (other than any Non-Transferrable Assets) through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any transfer or sales Taxes if such method of delivery does not adversely affect the condition, operability, or usefulness of any Transferred Asset.

Article III
PURCHASE PRICE

Section 3.1.            Purchase Price. The consideration for the Transferred Assets shall be (i) an aggregate cash amount equal to the sum of (A) Twenty Million Dollars ($20,000,000) (the “Closing Payment”), plus (B) Five Million Dollars ($5,000,000) payable by Buyer on the one (1)-year anniversary of the Closing Date (the “Deferred Payment”), plus (C) the Product Payments (such sum, the “Purchase Price”).

Section 3.2.            Product Payments.

(a)           Buyer shall pay or cause to be paid to Seller each of the payments set forth below (each a “Milestone Payment” and together, the “Milestone Payments”) following the first achievement of the corresponding event by a Milestone Product Party (each a “Milestone”) set forth in Table 3.2(a)(i), Table 3.2(a)(ii) and Table 3.2(a)(iii) below (in each case, subject to Section 3.2(c)). Each Milestone Payment set forth in this Section 3.2 is payable only once (i.e., the first time the Milestone event is achieved) irrespective of the number of Milestone Products and the times such event is achieved and is non-refundable and non-creditable once paid. Within twenty (20) Business Days after achievement of a Milestone in respect of which a payment is required to be made under this Agreement (the “Milestone Payment Date”), Buyer shall (i) notify Seller in writing of such achievement (the “Milestone Notice”) and (ii) pay the corresponding Milestone Payment that is due and payable to Seller. The Milestone Notice shall include Buyer’s good faith determination of the amount of Net Sales for the applicable measurement period (including the amount of permitted deductions taken from the gross invoiced sales) and the corresponding Milestone Payment, with reasonable details and supporting materials in respect of such calculations set forth in the Milestone Notice. In the event that Buyer fails to pay a Milestone Payment on the Milestone Payment Date, such payment shall accrue interest for the period commencing on the Milestone Payment Date at a rate equal to the lesser of: (x) three (3) percentage points above the U.S. PRIME Rate, as published by the Wall Street Journal, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (y) the maximum rate permitted by applicable Law, in each case calculated on the number of days such payment is delinquent, compounded monthly (the “Interest Rate”).

Table 3.2(a)(i)
Amount of aggregate Net Sales of Amzeeq in a given Calendar Year on a worldwide basis:	Milestone Payment (in Dollars):
$100,000,001	$10,000,000
$200,000,001	$20,000,000
$300,000,001	$30,000,000
$400,000,001	$40,000,000
$500,000,001 or greater	$50,000,000

Table 3.2(a)(ii)
Amount of aggregate Net Sales of Zilxi in a given Calendar Year on a worldwide basis:	Milestone Payment (in Dollars):
$100,000,001	$10,000,000
$200,000,001	$20,000,000
$300,000,001	$30,000,000
$400,000,001	$40,000,000
$500,000,001 or greater	$50,000,000

Table 3.2(a)(iii)
Amount of aggregate Net Sales of Development Products collectively in a given Calendar Year on a worldwide basis:	Milestone Payment (in Dollars):
$100,000,001	$10,000,000
$200,000,001	$20,000,000
$300,000,001	$30,000,000
$400,000,001	$40,000,000
$500,000,001 or greater	$50,000,000

The Milestones set forth in Table 3.2(a)(i), Table 3.2(a)(ii) and Table 3.2(a)(iii) are intended to be sequential, such that satisfaction of any later stage Milestone shall be deemed to have satisfied all earlier stage Milestones (to the extent not previously satisfied), and Buyer shall be obligated to make Milestone Payments for any such earlier stage Milestone that were not previously paid concurrently with the Milestone Payment for such later stage Milestone. Without prejudice to the generality of the foregoing, satisfaction of a Milestone at any Net Sales threshold would be deemed to satisfy all Milestones at any lower Net Sales threshold(s) (to the extent not previously satisfied). For the sake of clarity, the aggregate maximum amount payable in Milestone Payments to Seller under this Agreement pursuant to Table 3.2(a)(i), Table 3.2(a)(ii) and Table 3.2(a)(iii) is Four Hundred Fifty Million Dollars ($450,000,000).

(b)           Subject to Section 3.2(c), Buyer shall pay or cause to be paid to Seller ten percent (10%) of any Upfront Payments (the “Upfront Share”, and together with the Milestone Payments, the “Product Payments”). “Upfront Payments” means any and all initial or up-front payments, and any other payments or consideration (including payments made based on the passage of time) that are not based in any material respect on the achievement of any research, development or commercialization milestones, paid or otherwise provided to Buyer or any of its Affiliates in connection with any license, sublicense, assignment, sale, or other transfer or disposition of any rights or assets (including intellectual property rights and rights to research, develop, commercialize, manufacture, distribute, market, promote or sell) any Milestone Products in any jurisdiction outside the U.S. Within twenty (20) Business Days after receipt of any Upfront Payments (the “Upfront Share Payment Date”), Buyer shall (i) notify Seller in writing of such receipt (the “Upfront Payment Notice”) and (ii) pay the corresponding Upfront Share that is due and payable to Seller. The Upfront Payment Notice shall include reasonable details and supporting materials in respect of the amount and relevant rights granted or disposed of with respect to the Upfront Payment. In the event that Buyer fails to pay an Upfront Share on the Upfront Share Payment Date, such payment shall accrue interest for the period commencing on the Upfront Share Payment Date at a rate equal to the Interest Rate. In the event that any Upfront Payment is not paid in cash, the Upfront Share shall be the fair market value of such consideration, as mutually agreed between Buyer and Seller or, absent such mutual agreement, as determined by an independent Third Party jointly appointed by Buyer and Seller.

(c)           [***]

(d)           Reporting Obligations.

(i)            Buyer shall provide Seller with a quarterly report, within thirty (30) days of the end of each Calendar Quarter beginning with the first full Calendar Quarter after the Closing Date and until the payment of all Product Payments in full pursuant to this Agreement (each such report, an “Update Report”). Each Update Report shall (A) describe in reasonable detail the Milestone Product Parties’ commercial progress towards achievement of the Milestone events resulting in each Milestone Payment, (B) the total amount of gross sales of Milestone Products by any Milestone Product Party during the applicable quarter, (C) the type and amount of all deductions allocated with respect to such sales of Milestone Products; (D) the calculation of Net Sales during the applicable quarter; (E) the total Net Sales during the applicable quarter, (F) the total amount of Upfront Payments during the applicable quarter and (G) for each Update Report delivered with respect to the fourth quarter of any applicable Calendar Year, such Update Report shall also include an annual report, setting forth in reasonable detail the calculation of the annual Net Sales for such applicable calendar year and an annual forecast for the following Calendar Year that details at a high level the Net Sales estimates per quarter (but excluding, for clarity, any related budget). In addition, from time to time, but no more than once per Calendar Year, upon Seller’s reasonable request, Buyer shall provide Seller with a reasonable update setting forth a high-level overview of Buyer’s development activities, if any, with respect to the Products and/or a Development Product, as applicable, including related regulatory activities.

(ii)           Buyer shall keep, in accordance with U.S. GAAP, complete and accurate books and records in sufficient detail to verify the completeness and accuracy of any report submitted under Section 3.2(d) and the calculation of payments due to Seller hereunder. Buyer shall maintain such records for at least two (2) years after the end of the calendar quarter in which such payments become due.

(iii)          Buyer shall permit Seller, by an independent qualified public accounting firm of international reputation engaged by Seller and reasonably acceptable to Buyer (such accounting firm, the “Auditors”), to examine such books and records at any reasonable time at Buyer’s principal place of business. Such Auditors may be required by Buyer to enter into a reasonably acceptable confidentiality agreement. The opinion of the Auditors regarding such reports, accountings and payments shall be Confidential Information of Buyer and binding on the Parties other than in the case of clear error. If it is determined by the Auditors that additional Product Payments are owed by Buyer to Seller during any period, Buyer will pay Seller the additional Product Payments, including interest, owed to Seller within thirty (30) days of the date the written report of the Auditors is received by Buyer. If it is determined by the Auditors that Product Payments were overpaid during any period, Buyer will credit such overpayments to future Product Payments owed to Seller. If it is determined by the Auditors that additional Product Payments in an amount equal to ten percent (10%) or more of the Product Payments made by Buyer to Seller are owed by Buyer to Seller during any period, Buyer will bear all costs and expenses incurred in the engagement of the Auditors; provided that Seller will otherwise bear all costs and expenses incurred in the engagement of the Auditors. No period, once audited, may be re-audited by or on behalf of Seller.

(e)           Transition Services. The Parties shall have negotiated and will promptly and in good faith implement a transition services agreement in substantially the form attached hereto as Exhibit E with regards to the transfer of the Business, the Products, the Development Products, and the Transferred Assets (the “Transition Services”), for a period following the Closing Date that is reasonably sufficient to complete such Transition Services, but in any case ending no later than the date that is twelve (12) months following the Closing Date (the “Transition Period”).

(f)            For purposes of this Section 3.2 and where otherwise used in this Agreement:

(i)            “Net Sales” means the gross amounts invoiced for sales of Milestone Products by any Milestone Product Party to Third Parties, less the following deductions without duplications, but solely to the extent such deductions are actually incurred by the applicable Milestone Product Party in respect of sale of the applicable Milestone Product and are taken in accordance with Buyer’s usual and customary accounting methods for its other products and are in accordance with U.S. GAAP: (a) normal and customary trade, quantity and cash discounts actually allowed and properly taken; (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price actually and properly taken; (c) sales, excise Taxes, duties, and other government charges on the sales of Milestone Products to the extent included in the gross invoiced sales price and actually borne by the applicable Milestone Product Party (but not including Taxes assessed against the net income derived from such sales); (d) freight, postage, shipping, insurance, and other transportation costs but only up to an amount equal to one percent (1%) of the gross amounts invoiced for sales for the applicable period, in the aggregate; (e) Milestone Product returns and billing corrections; and (f) bad debt.

Such amounts shall be determined from the books and records of the Milestone Product Parties maintained in accordance with U.S. GAAP consistently applied. Buyer further agrees in determining such amounts, it will use Buyer’s then current standard procedures and methodology, including Buyer’s then current standard exchange rate methodology (consistent with the methodology used for any external reporting) for the translation of foreign currency sales into U.S. Dollars.

Sales or commercial dispositions of Milestone Products between or among Milestone Product Parties and their Affiliates shall be excluded from the computation of Net Sales (except where such Milestone Product Parties or Affiliates are end users of the Products), but Net Sales shall include the subsequent final sales to Third Parties by such Milestone Product Parties or their Affiliates. Notwithstanding the foregoing, if a Milestone Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between buyer and seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Milestone Product in arm’s length transactions in the relevant country. The transfer of any Milestone Product to any Milestone Product Party or any

Third Party (x) in connection with the research, development or testing of a Milestone Product (including, without limitation, the conduct of clinical trials), (y) for purposes of distribution as promotional samples, or (z) for indigent or similar public support or compassionate use programs, will not, in any case, be considered a Net Sale of a Milestone Product under this Agreement, except, in each case (in respect of the foregoing (x) through (z)), provided that Seller does not receive consideration of monetary value for the applicable Milestone Product.

Notwithstanding anything to the contrary in this definition, to the extent in any Calendar Year, any of the Net Sales of Amzeeq, Zilxi or an FCD105 Product result from sales in Greater China by Cutia Therapeutics, or its licensee, sublicensee, agent or assignee (collectively “Cutia Parties”), then (A) Net Sales shall include the lesser of (1) 50% of such Net Sales by Cutia Parties for such year or (2) Twenty-Five Million Dollars ($25,000,000), and (B) the applicable Milestone Payment that is attributable to Net Sales by Cutia Parties for such Calendar Year shall be capped by fifty percent (50%) of the amount of royalties actually received by Buyer or any of its Affiliates in respect of Greater China sales from Cutia Parties for that Calendar Year.

Section 3.3.           Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement all amounts, including Taxes, that Buyer may be required to deduct and withhold under applicable Law; provided, that Buyer shall use commercially reasonable efforts to provide Seller with prior written notice and reasonably cooperate with Seller in good faith to reduce or eliminate any such deduction or withholding. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Authority or other appropriate Person. To the extent such amounts are so deducted and withheld and paid over to the appropriate Governmental Authority or other appropriate Person, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been paid.

Article IV

THE CLOSING

Section 4.1.           Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages (or such other location as shall be mutually agreed upon by Seller and Buyer) commencing at 10:00 am Eastern Standard Time on the date hereof (the “Closing Date”). For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Transferred Assets, shall be deemed to occur at 12:01 am, Eastern Standard Time, on the Closing Date.

Section 4.2.            Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)           a counterpart of the Assignment and Assumption Agreement, duly executed by Seller;

(b)           a counterpart of the Bill of Sale, duly executed by Seller;

(c)           a counterpart of the IP Assignment Agreement, duly executed by Seller;

(d)           a counterpart of the Transition Services Agreement, duly executed by Seller;

(e)           a letter to the FDA, substantially in the form attached hereto as Exhibit F-1 (the “Seller FDA Letter”), executed by Seller, informing the FDA of the transfer of the Product NDAs to Buyer; and

(f)            a duly executed IRS Form W-9 of Seller.

Section 4.3.            Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(a)           the Closing Payment by wire transfer of immediately available funds into an account (or accounts) designated in advance by Seller;

(b)           a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;

(c)           a counterpart of the Bill of Sale, duly executed by Buyer;

(d)           a counterpart of the IP Assignment Agreement, duly executed by Buyer;

(e)           a counterpart of the Transition Services Agreement, duly executed by Seller; and

(f)            a letter to the FDA, substantially in the form attached hereto as Exhibit F-2 (the “Buyer FDA Letter”), executed by Buyer, accepting the transfer of the Product NDAs to Buyer.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the Schedules:

Section 5.1.            Seller Organization; Good Standing. Seller is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted. Seller is duly qualified to conduct business as a foreign corporation and, to the extent legally applicable, is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to materially delay the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

Section 5.2.           Authority; Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Transaction Agreements to which Seller is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Transaction Agreements to which Seller is a party will have been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Buyer, the other Transaction Agreements to which Seller is a party will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to the effect of any applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar applicable Laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a Proceeding in equity or at law (the “Enforceability Exceptions”).

Section 5.3.           No Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any Law or Governmental Order applicable to Seller or the Business, (ii) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Seller, (iii) result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Transferred Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller (with respect to the Transferred Assets) is a party or by which any Transferred Asset is bound, except for any consents, approvals, authorizations and other actions set forth in Schedule 5.3 or described in Section 5.4.

Section 5.4.          Consents and Approvals. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Seller, except (a) to notify the FDA of the transfer of the NDAs to Buyer or (b) where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impede, interfere with, hinder or delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.5.           Title to Transferred Assets. Seller has good and valid title to all of the material tangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances and any Encumbrances that will be extinguished on or before the Closing. Except as set forth in Schedule 5.5, the Transferred Assets include all assets and rights of Seller that: (i) were primarily used or held for use by Seller in the operation or conduct of the Business immediately prior to the Closing Date, and (ii) are necessary for the operation or conduct of the Business as currently conducted, except for such assets contemplated to be provided pursuant to the Transition Services Agreement.

Section 5.6.           Litigation. As of the date hereof, other than the PIV Challenge and except as set forth in Schedule 5.6, there is no (i) Proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller (with respect to the Business, the Products or the FCD105 Product), or (ii) injunctive, declaratory, or other equitable relief or remedy affecting the ownership right of or in any Transferred Asset or involving an investigation or suit by any Governmental Authority relating to the Business, the Products or the FCD105 Product.

Section 5.7.           Compliance with Laws. Seller (with respect to the Business) is not in violation of any Laws or Governmental Orders applicable to the conduct of the Business, the Products or the FCD105 Product, except for such violations the existence of which would not reasonably be expected to have a Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.8.            Regulatory Approvals.

(a)           Seller or VYNE Pharmaceuticals Inc. is the registered or beneficial holder of each of the material Regulatory Approvals, including all of the Transferred Regulatory Documentation. All Regulatory Approvals held by Seller or VYNE Pharmaceuticals Inc. are in full force and effect, except, in each case, where the failure to so be in full force and effect would not reasonably be expected to be material.

(b)           Seller has not received any written or, to the Knowledge of Seller, oral notice that any Governmental Authority with jurisdiction over the Business has commenced or will commence any action to (i) withdraw any Regulatory Approval of any Milestone Product or (ii) enjoin production, marketing or sale of the Products except, in each case, where such action would not, individually or in the aggregate, reasonably be expected to be material.

(c)           To the Knowledge of Seller, the Products are being distributed, manufactured, sold and marketed in compliance in all material respects with all requirements under applicable Law. As of the date hereof, Seller has not received any unresolved written or, to the Knowledge of Seller, oral notice from any Governmental Authority that with respect to the Products, Seller is not in material compliance with any requirement under applicable Law.

(d)           Neither Seller nor any of its Affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, that, at the time of the relevant disclosure or failure to disclose, as applicable, would reasonably be excepted to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or any similar policy, in each case, as related to the Products.

(e)           None of Seller or its Affiliates nor, to the Knowledge of Seller, any officers, employees or agents (including any clinical investigator or distributor) thereof has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable Law and, to the Knowledge of Seller, no such action is currently contemplated, proposed or pending.

(f)            All application and renewal fees due and payable with respect to all material Regulatory Approvals have been paid, except where the failure to make such payment would not reasonably be expected to have a Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.9.           Brokers. Except for Guggenheim Securities (“Guggenheim”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made between Seller and Guggenheim and any such arrangements, including compensation, shall be the sole responsibility of Seller.

Section 5.10.         Permits. Seller holds or has the right to use all material Permits. Seller is not in default under, or violating, any of the Permits, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.11.         Transferred Contracts. As of the date hereof, (a) each Transferred Contract is (i) a legal, valid and binding obligation of Seller, and, to the Knowledge of Seller, each other party to such material Transferred Contract, and (ii) enforceable against Seller, and, to the Knowledge of Seller, each such other party thereto in accordance with its terms and (b) there does not exist any material breach or material default on the part of Seller, under the terms of any Transferred Contract, and to the Knowledge of Seller, no other party to any Transferred Contract is in material breach or material default thereunder.

Section 5.12.         Taxes.

(a)           Except as set forth in Schedule 5.12(a), all material Tax Returns relating to the Business or the Transferred Assets that are required to be filed have been timely filed and all material Taxes (whether or not shown on any such Tax Returns) relating to the Business or the Transferred Assets have been timely paid. All such Tax Returns were true, complete and correct in all material respects and were prepared in compliance with applicable Law. There is no extension of time within which to file any Tax Return relating to the Business or the Transferred Assets that is currently in force. No statute of limitations with respect to Taxes relating to the Business or the Transferred Assets has been extended or waived. No material power of attorney with respect to Taxes that is currently in force and that could affect the Business or the Transferred Assets has been granted.

(b)           All material Taxes relating to the Business or the Transferred Assets required to be withheld and paid in connection with any amounts paid or owing to any employees, independent contractors, creditors, equityholders or other third parties have been timely withheld and paid, and all IRS Forms W-2 and 1099 required to be filed with respect thereto have been properly completed and timely filed.

(c)               No material claim or dispute with respect to Taxes relating to the Business or the Transferred Assets has been raised by any Governmental Authority, nor does Seller or, to the Knowledge of Seller, any of its equityholders, directors, officers or employees responsible for Tax matters have Knowledge of such a claim or dispute. There are no Encumbrances for Taxes on any of the Transferred Assets, other than Permitted Encumbrances.

(d)               Seller has not entered into, and is not bound by, any Tax sharing, allocation, or indemnification agreement relating to the Business or the Transferred Assets that would, in any manner, bind, obligate or restrict Buyer or any of its Affiliates (or the Business or the Transferred Assets).

(e)               Except as set forth in Schedule 5.12(e), Seller has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract or otherwise.

(f)                Seller has not deferred the inclusion of any amounts of taxable income relating to the Business or the Acquired Assets pursuant to Sections 60, 451(c) or 455 of the Code, Treasury Regulations Section 1.451-5 or IRS Revenue Procedure 2004-34 (or any corresponding or similar provisions of state, local or non-U.S. Tax Law, whether proposed or not), whether such deferral is elective or not.

(g)               No Transferred Asset that is a “United States real property interest” within the meaning of Section 897(c) of the Code is being transferred or otherwise disposed of by a “foreign person” within the meaning of Section 1445(f) of the Code.

Section 5.13.      Intellectual Property.

(a)               Schedule 5.13(a) sets forth a list of all Transferred Intellectual Property that is registered or for which an application for registration has been filed, in each case under the authority of any Governmental Authority (collectively, the “Registered Intellectual Property”), including (i) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number, (ii) the current owner thereof, and (iii) the applicable application, registration or serial number. All Registered Intellectual Property set forth in Schedule 5.13(a)(i) constitutes “Core Intellectual Property,” and all Registered Intellectual Property set forth in Schedule 5.13(a)(ii) constitutes “Non-Core Intellectual Property.”

(b)               Except as set forth in Schedule 5.13(b), to the Knowledge of Seller, the Transferred Intellectual Property includes all intellectual property owned by Seller that Covers, or is necessary to the operation of, the Business, as conducted on the date of this Agreement, and includes all patent applications and patents including claims that Cover the Products, except to the extent failure to have rights in such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements; provided, that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of intellectual property rights.

(c)               Except as set forth in Schedule 5.13(c), as of the date hereof, (i) Seller or its Affiliates solely and exclusively own all Core Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances, and (ii) to the actual knowledge of the applicable Person listed in Schedule 5.13(c), all Non-Core Intellectual Property is free and clear of Encumbrances other than Permitted Encumbrances. As of the date hereof, except as set forth in Schedule 5.13(c), (i) to the Knowledge of Seller, the Core Intellectual Property is valid and enforceable, (ii) neither Seller nor any of its Affiliates has abandoned, canceled or forfeited any Core Intellectual Property (including by failing to pay any filing or renewals fees), and (iii) Seller has not taken any actions that would render a Patent within the Core Intellectual Property invalid or unenforceable.

(d)               Except as set forth in Schedule 5.13(d), to the Knowledge of Seller, Seller has accurately and completely disclosed to the U.S. Patent and Trademark Office all references, or other evidence that Seller is reasonably obligated to disclose to comply with the duty of candor or to avoid a finding of inequitable conduct with respect to the Patents within the Core Intellectual Property, in each case, to the extent required by applicable Law.

(e)               Other than the PIV Challenge and except as provided in Schedule 5.13(e), in the two (2) years prior to the date hereof, no Third Party, except a patent examiner or patent authority in the ordinary course of patent prosecution, has alleged in writing that any claim of a Patent within the Core Intellectual Property is invalid, unpatentable, or unenforceable.

(f)                As of the date hereof, other than the PIV Challenge and except as set forth in Schedule 5.13(f), there is no, and for the two (2) years prior to the date hereof, Seller has received no written notice or, to the Knowledge of Seller, oral notice of any material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Authority alleging that the development, manufacture, sale or commercialization of the Product, or the development of the Development Products, constitutes infringement, misappropriation or other violation of any intellectual property of any Third Party. As of the date hereof, other than the PIV Challenge and except as set forth in Schedule 5.13(f), (i) Seller has not received any written notice (or, to the Knowledge of Seller, oral notice) from any Third Party (except a patent examiner or patent authority in the ordinary course of patent prosecution) making any allegation or challenging the validity, enforceability or ownership of any of the Core Intellectual Property, and (ii) to the Knowledge of Seller as of the date hereof, no Third Party is infringing, misappropriating or otherwise violating any of the Core Intellectual Property and no Third Party has infringed, misappropriated or otherwise violated any of the Core Intellectual Property in the two (2) years prior to the date hereof.

(g)               Except as set forth in Schedule 5.13(g), (i) none of Seller or any of its Affiliates has granted any outbound licenses under the Core Intellectual Property, other than material transfer agreements, clinical trial agreements, nondisclosure agreements, service agreements and other non-exclusive licenses granted to manufacturers, suppliers, distributors or other Persons performing manufacturing, supply, marketing or other services on behalf of Seller or any of its Affiliates, in each case, in the Ordinary Course of Business, and (ii) none of Seller or any of its Affiliates has granted any exclusive outbound licenses in all fields of use under the Non-Core Intellectual Property.

(h)               Except as set forth in Schedule 5.13(h), all Persons who have participated in the conception, creation or development of any Core Intellectual Property have executed and delivered to Seller or its Affiliate, as applicable, a valid and enforceable Contract providing for the present assignment by such Person to Seller or its Affiliate, as applicable, of all rights in such Core Intellectual Property, in each case, to the extent required to vest ownership of such rights in the Seller or its Affiliate.

(i)                 Notwithstanding anything to the contrary, Buyer acknowledges and agrees that the only representations and warranties given in relation to matters relating to intellectual property are those set out in this Section 5.13, and no other representation or warranty is given in relation to such matters.

(j)                 No Licensed Intellectual Property has been exclusively licensed to Seller or its Affiliates.

Section 5.14.      Development of the Products. The development of the Products and the FCD105 Product and the production of the Transferred Inventory have been carried out in accordance with all applicable Laws in all material respects, including GLP, GCP and GMP, as applicable. As of the date hereof, there are no material safety issues, including any facts, data, finding, analysis, information, or belief that there is a substantial risk that the Products present an unacceptable (a) risk of death, (b) a life-threatening condition, or (c) a serious safety or health concern to patients.

Section 5.15.      Undisclosed Liabilities. Seller has disclosed all current and anticipated material liabilities and/or obligations to Buyer with respect to the Business, the Products, the FCD105 Product, the Transferred Assets, the Transferred Contracts, except (i) for liabilities incurred in the ordinary course of business, (ii) for liabilities arising under material Transferred Contracts in accordance with their terms and (iii) Excluded Liabilities.

Section 5.16.      Conduct in the Ordinary Course of Business. Except as contemplated by this Agreement or as disclosed in any forms, reports, statements or documents filed with or furnished to the Securities Exchange Commission by Seller, or as otherwise set forth in Schedule 5.16, and excluding any COVID-19 Measures, in the past twelve (12) months, neither Seller nor any of its Affiliates has, with respect to the Business, made any material change in the terms of sale or collection practices that is inconsistent with the Ordinary Course of Business and would be material to the Business, taken as a whole.

Section 5.17.      No Other Representations and Warranties. Except for the representations and warranties contained in Article VI (including the Schedules and Exhibits to this Agreement), Seller acknowledges that none of Buyer, nor any of its Affiliates, nor any other Person, has made or shall be deemed to have made any representation or warranty to Seller, express or implied, at Law or in equity, on behalf of Buyer. Any claims Seller may have for breach of representation or warranty shall be based solely on the representations and warranties of Buyer expressly set forth in this Agreement, the Ancillary Agreements and the certificates and other documents delivered pursuant hereto and thereto.

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1.          Buyer’s Organization; Good Standing. Buyer is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.2.          Authority; Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Transaction Agreements to which Buyer is a party by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer, and upon execution and delivery thereof, the other Transaction Agreements to which Buyer is a party will have been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Seller, the other Transaction Agreements to which Buyer is a party will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, subject to the Enforceability Exceptions.

Section 6.3.          No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any Law or Governmental Order applicable to Buyer, (ii) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Buyer, or (iii) result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer is a party, except for any consents, approvals, authorizations and other actions described in Section 6.4.

Section 6.4.          Consents and Approvals. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Buyer or any of its Affiliates, except (a) to notify the FDA of the transfer of the NDAs from Seller or (b) where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements. No filing, waiting period or approval pursuant to any U.S. or non-U.S. antitrust or competition Laws are required with respect to the transactions contemplated by this Agreement.

Section 6.5.          Absence of Restraints; Compliance with Laws.

(a)               To the Knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Buyer or its applicable Affiliates to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements.

(b)               Neither Buyer nor any of its Affiliates that are or will be party to any Transaction Agreements are in violation of any Laws or subject to or in violation of any Governmental Orders applicable to them or by which any of their respective material assets is bound or affected, except for violations the existence of which would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay their ability to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements.

Section 6.6.          Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which, if adversely determined, would prevent or materially impede, interfere with, hinder or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations hereunder.

Section 6.7.          No Brokers. Buyer will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the transactions contemplated hereby based on arrangements made by Buyer or any of its Affiliates.

Section 6.8.          No Other Representations and Warranties. Except for the representations and warranties contained in Article V (including the Schedules and Exhibits to this Agreement), Buyer acknowledges that none of Seller, nor any of its Affiliates, nor any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at Law or in equity, on behalf of Seller or any of its Affiliates, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of Seller or the Business, or the quality, quantity or condition of the assets of Seller or the Business) are specifically disclaimed. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement, the Ancillary Agreements and the certificates delivered pursuant hereto and thereto.

Article VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1.          Confidentiality. The terms of that certain confidential disclosure agreement dated August 27, 2021 (the “Confidentiality Agreement”) between Seller and Buyer are incorporated into this Agreement by reference and had continued in full force and effect (and the confidentiality obligations thereunder shall be binding upon Buyer and its Affiliates and their respective Representatives) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement terminated; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business or otherwise constituting a Transferred Asset, and for all other Confidential Information, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Subject to Section 9.17, upon Closing, all Confidential Information as it pertains to this Agreement and as it relates to the Business, the Products and the Development Product shall solely and exclusively vest with Buyer, and notwithstanding any conflicting provision of the Confidentiality Agreement, Seller and its Affiliates and their respective Representatives will be obligated to maintain the confidentiality of any of such Confidential Information that is a trade secret under applicable Law as a trade secret for so long as the Confidential Information maintains its status as a trade secret and to not use such Confidential Information after the Closing without the express written consent of Buyer.

Section 7.2.          Insurance. Buyer acknowledges and agrees that, upon Closing, all insurance coverage provided under Seller’s insurance policies or otherwise in relation to the Transferred Assets pursuant to policies, risk funding programs or arrangements maintained by Seller or by any Affiliate of Seller (whether such policies are maintained in whole or in part with Third Party insurers or with Seller or its Affiliates and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to Seller and its Affiliates with respect to any occurrences prior to Closing) shall cease, and no further coverage shall be available in respect of any Transferred Asset or Assumed Liability under any such policies, programs or arrangements.

Section 7.3.          Regulatory and Other Authorizations; Consents.

(a)               Buyer shall, and shall cause its Affiliates to, take any and all reasonable steps to (i) promptly obtain all approvals of applicable Governmental Authorities that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the transactions contemplated thereby), and to furnish promptly any additional information and documentary material that may be requested by a Governmental Authority (including to promptly make available any information and appropriate personnel in response to any queries made by a Governmental Authority, which may include information regarding this Agreement, Buyer’s capabilities as the potential purchaser of the Transferred Assets or other matters), (ii) promptly secure the issuance, reissuance or transfer of all licenses and permits that may be or become necessary to operate the Business following the Closing, and (iii) take all such actions as may be requested by any such Governmental Authority to obtain such approvals, licenses and permits. Seller will cooperate with the reasonable requests of Buyer in seeking promptly to obtain all such approvals of applicable Governmental Authorities and the issuance, reissuance or transfer of such licenses and permits. Buyer shall, and shall cause its Affiliates to, pay all fees or make other payments required by applicable Law to any Governmental Authority in order to obtain any such approvals, licenses and permits, except for any and all past due amounts that were due and payable prior to or on the Closing Date.

(b)               Each of Buyer and Seller shall promptly notify the other of any oral or written communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Section 7.3, permit the other Party and its Representatives to review in advance any communication relating to the matters that are the subject of this Section 7.3 proposed to be made by such Party to any Governmental Authority and provide the other Party with copies of all substantive correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 7.3, provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements or applicable Law and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Neither Buyer nor Seller shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and any other applicable terms and conditions of this Agreement the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

Section 7.4.          Access. In addition to the provisions of Section 7.5, from and after the Closing Date, in connection with any reasonable business purpose, including in connection with the preparation of Tax Returns, claims relating to Excluded Liabilities, the preparation of financial statements, SEC reporting obligations, or any Proceeding to which a party or any of its Affiliates is a party, the requirements of any Laws applicable to the party and its Affiliates or the determination of any matter relating to the rights or obligations of the party and/or its Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith by the other party to be necessary to (a) ensure compliance with any applicable Law, (b) preserve any applicable privilege (including the attorney-client privilege), or (c) comply with any contractual confidentiality obligations, the other party shall, and shall cause each of its Affiliates and Representatives to (i) afford the Representatives of the party and its Affiliates reasonable access, during normal business hours, to the properties, electronically stored data and information, books and records of the other Party and its Affiliates in respect of the Business, the Transferred Assets (and related liabilities), the Products and the Development Product, and permit copies of such materials to be made for the party and its Affiliates solely for use in connection with the reasonable business purposes described in this paragraph, (ii) furnish to the Representatives of the party and its Affiliates such additional financial and other information regarding the Business, the Transferred Assets and Assumed Liabilities as the party, its Affiliates or their respective Representatives may from time to time reasonably request, and (iii) assist in providing or obtaining any necessary notice or consent for disclosure of Personal Information where required; provided, however, that the provision or such access and such data and information shall not unreasonably interfere with the business or operations of the other party or any of its Affiliates; and provided, further, that the auditors and accountants of the other party or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Section 7.5.          Books and Records. Seller and its Affiliates shall have the right to retain copies of all Transferred Records relating to periods ending on or prior to the Closing Date. For a period of six (6) years after the Closing, Buyer shall: (i) retain the Transferred Records and all other books and records related to the Transferred Assets held by Buyer or any of its Affiliates; and (ii) upon Seller’s reasonable notice to Buyer and during normal business hours, cooperate with and provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates reasonable access (including the right to make copies at Seller’s expense or the expense of any Affiliate of Seller) to such Transferred Records, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, or in connection with any Proceedings. Seller and its Affiliates shall be entitled, at their expense and subject to reasonable and customary confidentiality undertakings, to make copies of the books and records to which they are entitled access pursuant to this Section 7.5. For the sake of clarity, any Confidential Information in the Transferred Records or otherwise in the Transferred Assets shall become Buyer’s Confidential Information upon Closing.

Section 7.6.          Transfer and Assumption of Regulatory Commitments. From and after the Closing Date, Buyer will assume control of, and responsibility for all costs and Liabilities arising from or related to any Transferred Regulatory Documentation, including, but not limited to, any commitments or obligations to any Governmental Authority involving the Products arising after the Closing Date.  Seller and Buyer acknowledge that the transfer of Regulatory Approvals to Buyer may be subject to the approval of applicable Governmental Authorities, and that, notwithstanding anything in this Agreement to the contrary, each Regulatory Approval shall continue to be held by Seller from and after the Closing Date until the date upon which the relevant Governmental Authority approves the Regulatory Approval naming Buyer or one of its Affiliates as the holder of such Regulatory Approval in the relevant country or territory covered by such Regulatory Approval.

Section 7.7.          Certain Tax Matters.

(a)               Cooperation. Buyer and Seller shall fully cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and the defense of any Tax Contest, in each case, relating to the Business or the Transferred Assets or arising from the transactions contemplated hereby, and the preparation of the Final Allocation Statement (as defined herein). Such cooperation shall include, upon the other Party’s reasonable request, providing information and records that are reasonably relevant to any such Tax Return or Tax Contest or the Final Allocation Statement and making available employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall retain all Tax books and records and abide by all record retention agreements entered into with any Governmental Authority, in each case, relating to the Business or the Transferred Assets for any Pre-Closing Tax Period until thirty (30) days after the expiration of the statute or period of limitations of the respective taxable periods.

(b)               Preparation of Tax Returns. Seller shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return relating to the Business or the Transferred Assets that is due on or before the Closing Date. Buyer shall prepare and timely file any Tax Return (except for any income Tax Returns of Seller) relating to the Business or the Transferred Assets that is due after the Closing Date.

(c)               Transfer Taxes. Seller and Buyer shall each be responsible for and pay half of any and all stamp, documentary, filing, recording, registration, license, sales, use, transfer, excise, value added, and other similar Taxes incurred in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”), and the Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns in connection therewith. Seller and Buyer shall use reasonable efforts to cooperate to mitigate the amount of any Transfer Taxes.

(d)               Proration of Taxes. For purpose of this Agreement, in the case of any Straddle Period, (a) the amount of any Taxes (other than Transfer Taxes) based on or measured by income, receipts, or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that, in determining such amount, all allowances, deductions, or exemptions that are calculated on a periodic basis shall be taken into account on a prorated basis as described in clause (b) below; and (b) the amount of any other Taxes (other than Transfer Taxes) that are imposed on a periodic basis (including property, ad valorem, and similar Taxes) for the Pre-Closing Tax Period shall be determined to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction, the numerator of which shall be the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which shall be the number of calendar days in the entire Straddle Period. No later than five (5) days before the due date of any Tax Return relating to the Business or the Transferred Assets for any Straddle Period, Seller shall pay to Buyer the amount of any Taxes due with respect to such Tax Return that constitute Seller Taxes.

(e)               Allocation of Purchase Price. Buyer shall prepare and deliver to Seller, within sixty (60) days following the Closing Date, a schedule setting forth the proposed allocation of the Purchase Price (and other relevant amounts, including Assumed Liabilities, to the extent properly treated as consideration for U.S. federal and applicable state and local income Tax purposes) among each of the Transferred Assets (the “Buyer Allocation Statement”). The Buyer Allocation Statement shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state or local Tax Law) and in accordance with the principles set forth in Schedule 7.7(e). Seller may deliver to Buyer, within thirty (30) days following Seller’s receipt of the Buyer Allocation Statement, a notice (“Seller's Allocation Notice”) to Buyer specifying any items in the Buyer Allocation Statement with which Seller disagrees and setting forth Seller's proposed allocation of the Purchase Price (and other relevant amounts) among each of the Transferred Assets. If Seller does not provide Buyer with Seller’s Allocation Notice within thirty (30) days following Seller’s receipt of the Buyer Allocation Statement, the Buyer Allocation Statement shall be deemed final. If Seller's Allocation Notice is duly and timely delivered, the Parties shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (and other relevant amounts) among each of the Transferred Assets and prepare a schedule reflecting such allocation (such schedule or the finalized Buyer Allocation Statement, as the case may be, the “Final Allocation Statement”). If the Parties are unable to reach such agreement, they shall each be permitted to allocate the Purchase Price (and other relevant amounts) among each of the Transferred Assets as it determines in its sole discretion. To the extent that the Parties have agreed on an allocation of the Purchase Price (and other relevant amounts) among each of the Transferred Assets, the Parties shall prepare and file, or cause to be prepared and filed, all Tax Returns (including IRS Form 8594 and any amendments thereto) and reports in a manner consistent with the Final Allocation Statement and shall not take any position (whether in Tax Returns, Tax Contests, or otherwise) that is inconsistent with the Final Allocation Statement, unless required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state or local Tax Law).

Section 7.8.          Inventory Statement; Inventory Destruction.

(a)               At the Closing, Seller shall deliver to Buyer a preliminary statement of Inventory in full lot increments existing as of December 31, 2021 and as of immediately prior to the Closing. Promptly after the Closing (but in no event later than five (5) Business Days after the Closing), Seller shall deliver to Buyer an updated statement of Inventory in full lot increments existing as of the Closing Date (the “Inventory Statement”).

(b)               As soon as reasonably practicable after the Closing, Seller shall destroy all Inventory other than Transferred Inventory and shall certify to Buyer such destruction; provided that all costs and expenses arising from or related to such destruction of Inventory shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

Section 7.9.          Further Assurances.

(a)               Each of Seller and Buyer shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required or reasonably requested by the other party to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated hereby or thereby.

(b)               From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other party hereto (including (i) transferring back to Seller or its designated Affiliates (and having Seller or its Affiliate assume) any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer or its Affiliates at or after the Closing, and (ii) transferring to Buyer or its designated Affiliates (and having Buyer or its Affiliate assume) any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to or assumed by Buyer or its Affiliates at the Closing).

(c)               In the event that, notwithstanding the provisions of this Agreement, any Third Party attempts to collect an Assumed Liability from Seller or its Affiliates, or an Excluded Liability from Buyer or its Affiliates, and (i) any claim or demand is made by such Third Party in respect of any such liability against Seller or its Affiliates or Buyer or its Affiliates, respectively, or (ii) any investigation, suit or proceeding is commenced against Seller or its Affiliates or Buyer or its Affiliates, respectively, in respect of any such liability, then, in each such case, (y) the Party receiving such claim or demand, or notice of such investigation, suit or proceeding, shall promptly notify the other party and send such party any relevant documentation received in connection therewith, and (z) the Party whose liability such liability was intended to be hereunder (e.g., if such liability was specifically contemplated by this Agreement to be an Assumed Liability, then Buyer, or if such liability was specifically contemplated by this Agreement to be an Excluded Liability, then Seller) shall assume the defense and control of any such claim, demand, investigation, suit or proceeding, and the other party shall provide reasonably requested necessary support in connection therewith. For the avoidance of doubt, (1) Seller shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Assumed Liability, without the consent of Buyer, (2) Buyer shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Excluded Liability, without the consent of Seller; provided, that Buyer or Seller, respectively, shall (A) pay all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof and (B) obtain, as a condition of such settlement or other resolution, a complete release of Seller and its Affiliates or Buyer and its Affiliates, respectively and (3) any Losses incurred by Seller or its Affiliates in respect of any such Assumed Liability, or any Losses incurred by Buyer or its Affiliates in respect of any such Excluded Liability, shall be deemed to be Assumed Liabilities and Excluded Liabilities, respectively, and Buyer and Seller, shall reimburse Seller and Buyer, respectively, for any such reasonable and documented Losses.

Article VIII

INDEMNIFICATION

Section 8.1.                 Survival.

(a)               All representations and warranties of Seller and Buyer contained herein or made pursuant hereto (other than the Seller Fundamental Representations, Seller Special Representations, the second sentence of Section 5.5 and the Buyer Fundamental Representations) will remain operative and in full force and effect until the expiration of the twelve (12)-month period following the Closing Date. The Seller Fundamental Representations and the Buyer Fundamental Representations will remain operative and in full force and effect until the expiration of the six (6)-year period following the Closing Date. The Seller Special Representations and the second sentence of Section 5.5 will remain operative and in full force and effect until the expiration of the thirty (30)-month period following the Closing Date. The covenants and agreements of the Parties contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing for the period provided in such covenants and agreements.

(b)                 Notwithstanding anything herein to the contrary, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 8.1(a) if notice of the breach thereof giving rise to such right of indemnification shall have been given at or prior to the time at which such representation, warranty, covenant or agreement would have otherwise expired pursuant to Section 8.1(a).

Section 8.2.                Indemnification by Seller. Subject to Section 8.4, Seller hereby agrees that, from and after the Closing Date, Seller shall indemnify Buyer and its Affiliates and their respective directors, officers and employees (the “Buyer Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a)               any breach or inaccuracy of any representation or warranty of Seller set forth in Article V;

(b)               any breach by Seller of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement;

(c)               the assertion of any claim relating to or arising out of the operations of the Business or the ownership of the Transferred Assets (other than Non-Core Intellectual Property) prior to the Closing Date that is not an Assumed Liability; or

(d)               any and all Excluded Liabilities.

Section 8.3.                 Indemnification by Buyer. Subject to Section 8.4, Buyer hereby agrees that, from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and their respective directors, officers and employees (the “Seller Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a)               any breach or inaccuracy of any representation or warranty of Buyer set forth in Article VI;

(b)               any breach by Buyer of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement;

(c)               the assertion of any claim relating to or arising out of the operations of the Business or the ownership of the Transferred Assets on or following the Closing Date that is not an Excluded Liability or related to an Excluded Asset; or

(d)               any and all Assumed Liabilities.

Section 8.4.                 Limitations.

(a)               The amount of any Losses for which either Seller or Buyer, as the case may be, is liable under this Article VIII shall be reduced by the amount of any insurance proceeds actually paid to the Indemnified Party (as defined herein).

(b)               Seller shall not be required to indemnify any Person under Section 8.2(a) for an aggregate amount of Losses exceeding $[***] (other than for breaches of the Seller Fundamental Representations and Seller Special Representations). Seller shall not be required to indemnify any Person under Section 8.2(a) for an aggregate amount of Losses exceeding $[***] for breaches of the Seller Special Representations. Seller shall not be required to indemnify any Person under Section 8.2(a) for an aggregate amount of Losses exceeding [***] actually paid to Seller under this Agreement for breaches of the Seller Fundamental Representations. Buyer shall not be required to indemnify any Person under Section 8.3(a) for an aggregate amount of Losses exceeding [***] (other than for breaches of the Buyer Fundamental Representations). Buyer shall not be required to indemnify any Person under Section 8.3(a) for an aggregate amount of Losses exceeding [***] actually paid to Seller under this Agreement for breaches of the Buyer Fundamental Representations. Seller shall not be required to indemnify any Person for any Losses pursuant to Section 8.2(a) (other than with respect to the Seller Fundamental Representations) until the aggregate amount of the Buyer Indemnified Parties Losses exceed [***] (the “Basket”), at which time the Buyer Indemnified Parties shall be entitled to recover in accordance with this Agreement all such Losses, without regard to the Basket.

(c)               Subject to Section 8.4(f), the right of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article VIII shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to matters covered hereunder, including claims relating to the Products, the Transferred Assets, Assumed Liabilities or Excluded Liabilities.

(d)               Notwithstanding anything herein to the contrary, subject to Section 8.4(f), even if a Buyer Indemnified Party would otherwise be entitled to indemnification for a Loss pursuant to this Agreement under Section 8.2(a) (other than for breaches of the Seller Fundamental Representations), such Buyer Indemnified Party shall not be indemnified for such Loss unless and until the amount of Losses under Section 8.2(a) eligible for indemnification with respect to such claim (together with any other breach which is based on the same underlying facts, situations, circumstances, actions, failures to act, activities or transactions as such breach) exceeds an amount equal [***] (the “Per Claim Threshold”).

(e)               Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for the indemnification provisions of this Article VIII, including, without limitation, for purposes of determining the amount of any Losses incurred with respect to the indemnification provisions hereof.

(f)                Notwithstanding anything herein to the contrary, nothing in this Article VIII shall limit any remedy that an Indemnified Party may have against any Person for fraud or Willful Breach.

(g)               Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that any and all due diligence conducted with respect to the transaction, the Transferred Assets or the Business shall not in any way limit the rights of the Buyer Indemnified Parties to make a claim for indemnification hereunder.

(h)               Without prejudice or limitation to any other remedies available to Buyer, in the event that Buyer or any Buyer Indemnified Party is entitled to any (A) indemnification amount pursuant to this Article VIII or any (B) amount for fraud or Willful Breach as permitted pursuant to Section 8.4(f), in each case prior to the one (1)-year anniversary of the Closing, Buyer may first set off such amounts against any amounts due to Seller under this Agreement; provided that neither Buyer nor any Buyer Indemnified Party shall be entitled to (i) set off any amount pursuant to this clause (h) in respect of any claim to the extent that Buyer or any Buyer Indemnified Party has already recovered such amount in respect of such claim under any other provision of this Article VIII or for fraud or Willful Breach as permitted pursuant to Section 8.4(f) or (ii) recover any amount pursuant to any provision of this Article VIII or for fraud or Willful Breach as permitted pursuant to Section 8.4(f) in respect of any claim or portion of a claim to the extent that Buyer or any Buyer Indemnified Party has already set off such amounts pursuant to this clause (h).

(i)                 Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to indemnify any Buyer Indemnified Party for Taxes (or Losses relating to Taxes) resulting from any breach of any representation or warranty of Seller set forth in Section 5.12 (Taxes) (other than the representations and warranties set forth in Sections 5.12(d) and (f)) to the extent such Taxes (or Losses relating to Taxes) arise in a taxable period (or portion thereof) beginning after the Closing Date.

Section 8.5.                 Procedure.

(a)               Any Person seeking indemnification provided for under this Article VIII (an “Indemnified Party”) in respect of, arising out of or involving a claim made by any Person (other than a party hereto) against an Indemnified Party (a “Third Party Claim”), shall promptly notify the indemnifying party in writing of the Third Party Claim; provided, that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(b)               If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled at its election and its cost to assume the defense of such Third Party Claim with counsel selected by the indemnifying party. If the indemnifying party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying party; provided, that the indemnifying party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying party in writing. If the indemnifying party does not assume such defense, and for any period during which the indemnifying party has not assumed such defense, the indemnifying party shall be liable for the reasonable fees and expenses of one single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third Party Claim) employed (and reasonably acceptable to the indemnifying party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the indemnifying party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying party in such defense or prosecution.

(c)               Notwithstanding anything to the contrary in this Section 8.5, no party may settle, compromise or discharge (and in doing so, make any reasonable admission of liability with respect to) such Third Party Claim other than for money damages only without the prior written consent of the other party, subject to such party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such other party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third Party Claim.

(d)               An indemnifying party shall not be entitled to assume or continue control of the defense of any Third Party Claim if the Third Party Claim (A) relates to or arises in connection with any criminal proceeding, or (B) seeks an injunction or other equitable relief against any Indemnified Party, or (C) if unsuccessful, (i) would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party (provided that, if the Indemnified Party assumes or continues control of the defense of any such Third Party Claim pursuant to this clause (i), then such Third Party Claim shall no longer be indemnifiable by the indemnifying party) or (ii) would reasonably be expected to exceed the cap applicable to such a claim in Section 8.4(b) of this Agreement.

(e)               In the event an Indemnified Party has a claim against an indemnifying party under Section 8.2 or 8.3 that does not involve a Third Party Claim, such Indemnified Party shall deliver notice of such claim to the indemnifying party stating the amount of the Loss, if known, and method of computation thereof, reasonable supporting documentation relating to such Loss and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise, within ten (10) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party and the indemnifying party shall, for a period of not less than sixty (60) days following receipt by the indemnifying party of the notice of such claim, negotiate, in good faith, to resolve the claim, and such Indemnified Party shall not commence Proceedings with respect to such claim prior to the end of such period.

Section 8.6.                Tax Treatment of Indemnification Payments. Seller and Buyer agree to treat any indemnification payment made pursuant to this Article VIII as an adjustment to the Purchase Price for U.S. federal, state and local and non-U.S. income Tax purposes.

Article IX

GENERAL PROVISIONS

Section 9.1.          Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses (or the party on whose behalf such costs and expenses have been incurred), irrespective of when incurred.

Section 9.2.          Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 9.2):

if to Seller, to:

VYNE Therapeutics Inc.

520 U.S. Highway 22, Suite 204

Bridgewater, New Jersey 08807

Attention: President & CEO

Email: [***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West

New York, New York 10001
Attention: Marie L. Gibson
Email: marie.gibson@skadden.com

if to Buyer, to:

Journey Medical Corporation

9237 E Via De Ventura Blvd.

Suite 105

Scottsdale, AZ 85258
Attention: President & CEO
Email: [***]

with a copy (which shall not constitute notice) to:

Journey Medical Corporation
9237 E Via De Ventura Blvd.
Suite 105

Scottsdale, AZ 85258

Attention: General Counsel
Email: [***]

and

Cooley LLP
Reston Town Center

11951 Freedom Drive, 14th Floor
Reston, VA 20190
Attention: Matthew Schwee
Facsimile: +1 (703) 456-8100
Email: mschwee@cooley.com

Section 9.3.          Public Announcements. The initial press release regarding this Agreement shall be a press release mutually acceptable to each of Seller and Buyer. Thereafter, Seller shall not issue any other press release or make any other public announcement with respect to any of the Transaction Agreements without the prior written consent of Buyer, except as may be required by Law or the rules and regulations of any national securities exchange upon which the securities of Seller are listed, in which case the party proposing or required to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that neither Seller nor Buyer will be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement.

Section 9.4.          Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or other provision hereof is invalid, illegal or unenforceable, Seller and Buyer agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 9.5.          Counterparts. This Agreement may be executed in counterparts, and signature pages may be delivered by facsimile, portable document format (PDF), DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000 or the Electronic Signatures and Records Act of the State of New York, each of which shall be deemed an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6.          Entire Agreement. This Agreement (including the Schedules) and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties and thereto respecting the subject matter hereof and thereof.

Section 9.7.          Assignment. This Agreement shall not be assigned by (a) Buyer without the prior written consent of Seller, and (b) Seller, without the prior written consent of Buyer, except that each of Buyer and Seller may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, upon prior written notice to the other party; provided, that no such assignment shall release Buyer or Seller, as applicable, from any Liability or obligation under this Agreement. Notwithstanding the foregoing, Buyer will have the right to assign or transfer this Agreement (x) in connection with any sale, merger, sale of all or substantially all of the assets of Buyer to which this Agreement relates or other reorganization of Buyer to any Third Party successor, assignee or transferee or (y) to any Third Party successor, assign or transferee, provided that (i) Buyer provides prior written notice to Seller of such assignment, (ii) such Third Party successor, assign or transferee expressly assumes in writing the obligations of Buyer under this Agreement, including payment of the Milestone Payments (except to the extent previously paid) provided that Buyer shall deliver a copy of such written agreement to Seller within five (5) Business Days following the closing of such assignment, and (iii) such assignment or transfer does not enlarge, alter or change any obligation of Seller. Any attempted assignment in violation of this Section 9.7 shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 9.8.          No Third-Party Beneficiaries and Affiliates. Except as provided for herein, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as Parties and their permitted successors and assigns, no party hereto is acting as an agent for any other Person not named herein as a party hereto, and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Party will be responsible for ensuring that its Affiliates act in accordance with its obligations under this Agreement and, in the event that any Party cannot satisfy any obligation or liability related to this Agreement owed to the other Party, the Affiliates of such a Party will be responsible for the performance of the Party to this Agreement.

Section 9.9.          Amendment; Waiver. No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. No consent from any Indemnified Party under Section 8.5 (in each case other than the Parties) shall be required to amend this Agreement. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving party. No failure on the part of either Person to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Person preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.10.             Schedules. Any disclosure with respect to a Section of this Agreement, including any Section of the Schedules, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Schedules, to the extent that the relevance of such disclosure would be reasonably apparent to a reader of this Agreement and such disclosure. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Schedules, shall be construed as an admission of Liability or an indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 9.11.              Governing Law; Submission to Jurisdiction.

(a)               This Agreement and each other Transaction Agreement and all Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement, or any other Transaction Agreement or the negotiation, execution or performance of this Agreement or any other Transaction Agreement or the inducement of any party to enter into any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and enforced in accordance with the internal laws of the State of New York applicable to contracts made and performed in such State without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of New York to be applied.

(b)               The Parties hereby irrevocably submit to the exclusive jurisdiction the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts, in each case, over any Transaction Dispute and each party hereby irrevocably agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)               Each of the Parties hereby consents to process being served by any party to this Agreement in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.2.

(d)               The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 9.12.      Specific Performance. Each Party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Therefore, it is agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at Law or in equity. Such remedies shall, however, be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Seller or Buyer otherwise have an adequate remedy at Law.

Section 9.13.      Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall either Seller or Buyer have any Liability under any Transaction Agreement (including under this Section 9.13) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement), or damages calculated on multiples of earnings or other metrics approaches (except that special and punitive damages shall not be excluded with respect to any Third Party Claim).

Section 9.14.      Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive unless clearly indicated and the occasional inclusion of “and/or” will not change this interpretation; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s permitted successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) each of the representations and warranties of the Parties set forth herein shall be deemed to have been made as of the date such representation and warranty is made hereunder; and (o) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 9.15.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16.             Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 9.17.              Waiver of Conflict of Interest; Privilege.

(a)               Each of the parties hereto acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has acted as external counsel to Seller in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Buyer hereby consents and agrees to Skadden representing Seller after the Closing with respect to disputes involving this Agreement or the transactions contemplated by this Agreement in which the interests of Seller may be directly adverse to Buyer and its Affiliates. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with Skadden’s prior representation of Seller in any matter involving this Agreement or the transactions contemplated by this Agreement.

(b)              Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all legal information, information subject to attorney-client privilege, attorney work product privilege, and/or the expectation of client confidence, and communications among Skadden, Seller and its Affiliates or Representatives related to (i) the sale of the Business, (ii) this Agreement, (iii) the transactions contemplated hereby and (iv) before the Closing, any other matter, shall continue after the Closing to be the property and privileged communications of Seller, and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain or use the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or the Business or on any other grounds. Notwithstanding the foregoing, Buyer and Seller agree that any attorney-client privilege of Seller prior to the Closing Date relating to the PIV Challenge or the Transferred Assets, but not this Agreement, will be assigned and transferred to Buyer as of the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

VYNE THERAPEUTICS INC.

By:	/s/ Mutya Harsch
Name:
Title:

JOURNEY MEDICAL CORPORATION

By:	/s/ Claude Maraoui
Name:
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]